UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2024

PROFESSIONAL DIVERSITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 614-0950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	IPDN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on May 21, 2024, Professional Diversity Network, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. As previously disclosed, Nasdaq has provided the Company with 45 calendar days, or until July 5, 2024, to submit a plan to regain compliance with the minimum stockholders’ equity standard. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the notification letter to evidence compliance.

On June 27, 2024, the Company received a written notification (the “June 2024 Notice”) from Nasdaq stating that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2) because for the last 30 consecutive business days, the closing bid price of the Company’s common stock was below the $1.00 per share minimum required for listing on Nasdaq. The June 2024 Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.

As stated in the June 2024 Notice, Nasdaq listing rules provide the Company a compliance period of 180 calendar days (i.e., until December 24, 2024) in which to regain compliance. The Company will regain compliance if the closing bid price of its common stock is $1.00 per share or higher for a minimum period of ten consecutive business days during this compliance period. In the event the Company does not regain compliance, it may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during a second compliance period, by effecting a reverse stock split if necessary. If the Company meets these requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to the staff of Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that its securities will be subject to delisting.

The Company intends to continue to monitor the closing bid price of its common stock and to assess its options for maintaining the listing of its common stock on the Nasdaq Capital Market. The Company will consider all available options to regain compliance with the minimum bid price requirement.

Item 3.02 Unregistered Sales of Equity Securities

On June 28, 2024, the Company entered into a stock purchase agreement (the “Agreement”) with Eighty-eight Investment LLC, a Delaware limited liability company wholly owned and controlled by Adam He, the Company’s Chief Executive Officer (the “Purchaser”). The Agreement provided for the purchase by the Purchaser of 1,000,000 shares of the Company’s common stock at a purchase price of $0.495 per share (the “Purchase Price”), resulting in aggregate proceeds to the Company of $495,000.  The Purchase Price represented the last consolidated closing bid price on the Nasdaq Capital Market prior to the execution of the Agreement, in accordance with the requirements of Nasdaq Listing Rule 5635(c) and applicable Nasdaq interpretations. The shares of stock were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Regulation D thereunder.

In connection with the investment, the Agreement requires the Company to use its reasonable best efforts to nominate or appoint (or cause to be nominated or appointed) one designee of the Purchaser to the Company’s Board of Directors promptly after the identification of such designee, and to include such designee in any proxy statement of the Company soliciting proxies for the election of directors, for so long as the Purchaser beneficially owns at least five percent (5%) of the Company’s common stock, subject to such nominee providing certain information to the Company and certain other conditions. As of the date of this Current Report on Form 8-K, the Purchaser has not identified a board designee.

The terms of the transaction were reviewed and approved by the Company’s Board of Directors, consisting solely of independent directors, in accordance with the Company’s policy on review and approval of transactions with “related persons” within the meaning of Item 404 of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Stock Purchase Agreement between the Registrant and Eighty-eight Investment LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Diversity Network, Inc.

Date: July 1, 2024	/s/ Adam He
Adam He, Chief Executive Officer